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                                                                    EXHIBIT 10.3


     MATERIAL TERMS FOR PAYMENT OF ANNUAL EXECUTIVE INCENTIVE COMPENSATION

          The Company has adopted criteria for the payment of annual incentive compensation to the Company's most highly compensated executive officers under the Company's annual incentive plan. The material terms for the payment of such compensation are described below.

          Any executive officer of the Company is eligible to be selected by the Compensation Committee of the Company's Board of Directors (the "Compensation Committee") for participation in the annual incentive plan. Payment of an annual incentive to an executive officer under the plan will be contingent upon the attainment of one or more performance goals (which may be stated as alternative goals) established in writing by the Compensation Committee for a covered executive officer for each performance period, which is generally the Company's taxable year. Performance goals will be based on one or more of the following business criteria, which may be stated either on an absolute or relative basis: earnings per share, total stockholder return, operating earnings, growth in assets, return on equity, return on capital, market share, stock price, net income, cash flow, sales growth (in general, by type of product and by type of customer), retained earnings, completion of acquisitions, completion of divestitures and asset sales, cost or expense reductions,

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introduction or conversion of product brands and achievement of specified management information systems objectives.

          The maximum annual incentive award that may be granted to any covered executive officer based on attainment of the performance goals established by the Compensation Committee is $2 million.

          The Compensation Committee from time to time may approve payment of discretionary annual incentive compensation based on business criteria other than the pre-established performance goals.


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